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                                                                      Exhibit 18

May 1, 2003

Board of Directors of
MEMC Electronic Materials, Inc.
St. Louis, Missouri

Gentlemen:

We have been furnished with a copy of the quarterly report on Form 10-Q of MEMC Electronic Materials, Inc. (the "Company") for the three months ended March 31, 2003, and have read the Company's statements contained in Note 2 to the consolidated financial statements included therein. As stated in Note 2, the Company prospectively changed its method of accounting for the depreciation of spare parts to depreciate the cost of significant long-lived spare parts when placed in service. The depreciation is recognized on a straight-line basis over the estimated useful lives of the spare parts. Prior to January 1, 2003, the Company directly expensed the full cost of the spare parts when placed in service. The Company states that the newly adopted accounting principle is preferable because it reflects a more appropriate recognition of expense over the productive useful lives of the parts as used in the production process and it provides a better matching of costs with related revenues. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

We have not audited any financial statements of the Company as of any date or for any period subsequent to December 31, 2002, nor have we audited the information set forth in the aforementioned Note 2 to the consolidated financial statements; accordingly, we do not express an opinion concerning the factual information contained therein.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company's compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management's business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company's circumstances.

Very truly yours,

/s/ KPMG LLP